Exhibit 10.6

CNET NETWORKS, INC.

FORM OF AMENDMENT OF STOCK OPTION AGREEMENT

AND STOCK OPTION REPAYMENT AGREEMENT

THIS AMENDMENT OF STOCK OPTION AGREEMENT AND STOCK OPTION REPAYMENT AGREEMENT (the “Agreement”) is entered into as of this __ day of _______________, 2006 (the “Effective Date”), between _______________ (“Optionee”) and CNET Networks, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Optionee has previously been granted certain options to purchase the Company’s common stock (the “Stock Options”), as set forth on Exhibit A attached hereto; and

WHEREAS, the parties wish to amend each stock option agreement evidencing a Stock Option (each an “Option Agreement”) pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows effective as of the Effective Date:

1. Exercise Price. Notwithstanding anything in any Option Agreement to the contrary the per share exercise price of a Stock Option shall be equal to, and in no event shall at any time be less than, the fair market value of a share of the Company’s common stock on the date of grant as determined by the Company in accordance with Code Section 409A and the proposed and final regulations promulgated by the U.S. Department of the Treasury thereunder (the “Corrected Grant Date”).

2. Repayment of Prior Option Gains. With regard to any stock option grants to Optionee (including the Stock Options) which were granted with a per share exercise price less than the fair market value of the Company’s common stock on the Corrected Grant Date (a “Discount Option”), and which the Optionee has exercised prior to the Effective Date, the Optionee shall remit to the Company a cash payment equal to the aggregate excess, if any, of the fair market value of the Company’s common stock subject to the Discount Options as of the Corrected Grant Date over the aggregate exercise price for such Discount Options (net of any taxes previously paid on such income), as determined to the Company’s satisfaction. This repayment shall not increase or otherwise affect the number of exercisable shares subject to each of the Optionee’s outstanding stock options.

3. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of each Option Agreement shall remain in full force and effect.

4. Complete Agreement. This Agreement and the Option Agreements together constitute the entire agreement between Optionee and the Company with respect to each Discount Option and the subject matter hereof and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

5. Further Assurances. The Optionee agrees to promptly take, or cause to be taken and to do, or cause to be done, acts (including signing all documents, agreement or instruments) necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as reasonably requested by the Company or any affiliate thereof.

6. Applicable Law. This Agreement shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CNET NETWORKS, INC.

By:

Name:

Title

OPTIONEE

[Name]